Exhibit 99.1

      Company Contact:                        Investor Contact:
      Janice L. MacKenzie                     Robert B. Prag, President
      I-trax, Inc.                            The Del Mar Consulting Group, Inc.
      (215) 557-7488 x109                     (858) 794-9500
      jmackenzie@i-trax.com                   bprag@delmarconsulting.com


  I-TRAX ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS AND UPDATES 2004 GUIDANCE
  -----------------------------------------------------------------------------

                Chairman Reports on Merger and Growth Initiatives
                -------------------------------------------------

           - Company to Host Conference Call Friday at 9:00 a.m. EDT -

PHILADELPHIA, PA, July 22, 2004 -- I-trax, Inc. (Amex: DMX), an integrated provider of health and productivity management services, today reported preliminary financial results for the three months and six months ended June 30, 2004. I-trax also provided updated guidance for the balance of 2004 and for 2005.

I-trax is a combination of two companies that merged on March 19, 2004: I-trax and CHD Meridian Healthcare. For accounting purposes, the consolidation of results of operations of the merged companies was effective as of April 1, 2004. Accordingly, the quarter ended June 30, 2004 represents the first completed quarter of consolidated operations.

This release provides comparable financial results for the three- and six-month periods ended June 30, 2003 on both an actual and pro forma basis. The computation of pro forma results of operations and earnings before interest, taxes, depreciation, and amortization, or EBITDA, assumes that the merger of I-trax and CHD Meridian Healthcare was consummated on January 1, 2003. We continue to provide supplemental disclosure of EBITDA because we believe it provides investors a useful financial measure of the strength and growth of our core business.

The presented financial results for the three months and six months ended June 30, 2004 are preliminary. Final results will be reported in the Company's Quarterly Report on Form 10-QSB.

Financial Results

For the quarter ended June 30, 2004:

          o Revenue was $31,388,000, an increase of 4 percent from pro forma revenue of $30,264,000 for the quarter ended June 30, 2003, and an increase of $30,337,000 from actual revenue of $1,051,000 for the quarter ended June 30, 2003;

          o Net loss was $(916,000), or $(0.04) per share, a decrease as compared with a pro forma net loss of $(2,407,000), or $(0.12) per share, and actual net loss $(2,742,000), or $(0.28) per share, for the quarter ended June 30, 2003; and

          o EBITDA was $616,000, an increase of $606,000 from pro forma EBITDA of $10,000, and an increase of $2,083,000 from actual EBITDA of $(1,467,000), for the quarter ended June 30, 2003;

The reconciliation of pro forma EBITDA from I-trax's preliminary net loss with respect to the quarter ended June 30, 2004 and actual and pro forma net loss with respect to the quarter ended June 30, 2003, is as follows:



                                                         2004                                2003
                                                     Preliminary                Actual                 Pro forma
                                                  Three months ended         Three months             Three months
                                                       June 30              ended June 30            ended June 30
                                                 ---------------------    -------------------      -------------------

Net income (loss)                                       $  (916,000)           $(2,742,000)             $(2,407,000)
Add back:
     Interest expense                                       163,000                654,000                  803,000
     Amortization of financing costs                         12,000                180,000                  180,000
     Other expenses                                              --                     --                       --
     Depreciation and amortization                        1,357,000                441,000                1,283,000
     Provision for income taxes                                  --                     --                  151,000
                                                 ---------------------    -------------------      -------------------
EBITDA                                                  $   616,000            $(1,467,000)             $    10,000
                                                 =====================    ===================      ===================



For the six months ended June 30, 2004:

          o Pro forma revenue was $62,217,000, an increase of 5 percent from the pro forma revenue of $59,294,000 for the six months ended June 30, 2003;

          o Pro forma net loss before the deemed dividend applicable to preferred stockholders was $(2,329,000) as compared with a pro forma net loss of $(2,756,000) for the six months ended June 30, 2003; and

          o Pro forma EBITDA was $1,610,000, a decrease of $227,000 from pro forma EBITDA of $1,837,000 for the six months ended June 30, 2003.

The pro forma net loss for this period excludes merger related expenses incurred during the first quarter of 2004 of $832,000 and $1,938,000 for I-trax and CHD Meridian Healthcare, respectively.

The reconciliation in computing EBITDA from I-trax's preliminary net loss with respect to the six months ended June 30, 2004 and net loss with respect to the six months ended June 30, 2003, is as follows:



                                                          Pro forma
                                              Preliminary             Actual              Preliminary              Actual
                                               Six months        Six months ended         Six months             Six months
                                                 ended             June 30, 2003             ended                  ended
                                             June 30, 2004                               June 30, 2004          June 30, 2003
                                            -----------------    ------------------    ------------------     ------------------

Net income (loss)                              $(2,329,000)         $ (2,756,000)         $ (3,620,000)          $ (3,706,000)
Add back:
     Interest expense                              927,000             1,281,000               776,000                975,000
     Amortization of financing costs                47,000               237,000                47,000                237,000
     Other expenses                                350,000               200,000               350,000                200,000
     Depreciation and amortization               2,615,000             2,537,000             1,792,000                878,000
     Provision for income taxes                         --               338,000                    --                     --
                                            -----------------    ------------------    ------------------     ------------------
EBITDA                                         $ 1,610,000           $ 1,837,000            $ (655,000)          $ (1,416,000)
                                            =================    ==================    ==================     ==================



Comments on Post-Merger Results and Updated Guidance

Commenting on the results, Frank A. Martin, chairman and chief executive officer of I-trax, stated: "The quarter ended June 30 is the first quarter to reflect the consolidated operations and financial results of I-trax and CHD Meridian Healthcare. We have substantially completed the integration of the two companies, gained extremely valuable market feedback on our integrated business model, validated our market opportunity, and clearly defined the challenges ahead of us as a new company in a fast-growing segment of the healthcare industry. We are optimistic about the future and pleased to have many of the merger integration issues behind us. Notwithstanding the challenges of integration, the merged companies realized modest revenue and EBITDA growth over the pro forma comparable periods for the previous year."

As for the Company's prospects, Mr. Martin continued: "During this post-merger quarter, we have concentrated our efforts on integrating the operations and technology platforms of the merged companies. We have also initiated a sales and marketing campaign focused on cross-selling opportunities between the two companies and developing a unified sales approach leveraging both our leading position in the on-site space with the productivity gains we are realizing on the population health management business.

"Our findings after the first quarter of combined operations have been both very positive and more challenging than expected in the sales and marketing area. First, on the positive side, we are now more convinced than ever that the business model we envisioned at the time of the merger represents a unique opportunity to participate in the future development of the healthcare industry. We believe that the combination of the leading provider of on-site services, together with the population health management services, will produce one of the nation's leading integrated providers of health and productivity management services. We will continue to deliver on the promise of providing our customers with a unique one-stop shop for the four critical components of healthcare: prediction, prevention, productivity and profitability.

"During this quarter, our joint marketing efforts were extremely well received by existing and potential customers. We gained additional lives under management, we made significant strides in our integration efforts and we strengthened our management team to focus on the critical tasks necessary to build our company. We also adopted an aggressive growth strategy intended to build the Company's platform of service offerings through strategic acquisitions.

"We have previously announced some of these initiatives, which included the appointment of David R. Bock, a seasoned capital markets executive, as chief financial officer, Clark Manion, a 20-year veteran of healthcare application development, as senior vice president, software development; and Stephen M. Cohen as senior vice president, corporate finance, to oversee acquisition activity of our company.

"On the sales and marketing side, this quarter has shown us that the synergies of the acquisition of CHD Meridian Healthcare will not be realized quite as quickly, or as painlessly, as we originally planned. Although our joint sales and marketing efforts have been very well received by customers, the sales cycles for products that are at the leading edge of developments in U.S. healthcare is long and remains complex. This has slowed the launch of our new integrated products and services and delayed the timing and implementation of new business. Nonetheless, customer acceptance remains high and we expect to add nearly 100,000 covered lives to our customer base by the end of this year. We are confident that our products and strategy are right and that our growth goals are reasonable and achievable once we get past the initial phase of integrating our product offering. Long and complex sales cycles are one of the sobering realities of the healthcare industry. We know what we have to do to be successful and intend to continue to invest in sales and marketing, in our integrated information technology platform and in expanding our product offerings and core businesses through selective acquisitions."

Mr. Martin continued: "As a result of these post-merger challenges, we now expect 2004 revenue to be in the range of $125,000,000 to $127,000,000 and EBITDA to be between $4,000,000 to $5,000,000. In terms of the outlook for 2005, we believe we are six to nine months behind our original projections and expect 2005 revenue to be in the $150,000,000 to $155,000,000 range, excluding any potential acquisitions, with EBITDA of $10,000,000 to $12,000,000." Finally, Mr. Martin concluded: "We are convinced that we have the right products and services and that our merger with CHD Meridian Healthcare gives us an extraordinary market opportunity."


Conference Call

I-trax will host a conference call tomorrow at 9:00 a.m. EDT. The telephone number for the conference call is 800-540-0559, Conference ID: ITRAX. During the call, Mr. Martin will discuss I-trax's financial results for the ended periods and will review 2004 outlook and post-merger growth initiatives. Investors may e-mail questions in advance of the call to The Del Mar Consulting Group, Inc. at bprag@delmarconsulting.com.
--------------------------

Investors may also listen to the conference call by going to I-trax's web site at https://www.i-trax.com and selecting the conference link on the Investor Information page in the "Our Company" section of the site or by going to http://cc.event-it.com/asx/netspoke051204.asx.
----------------------------------------------

Investors will be able to access an encore recording of the conference call through August 31 by calling 800-938-1603. The encore recording will be available two hours after the conference call has concluded.

About I-trax

I-trax is an integrated provider of health and productivity management services, with 2003 pro forma net revenue of approximately $122 million. Serving over 100 clients, I-trax offers population-based healthcare solutions including disease management, health promotion, productivity management and on-site care services. For more information, please visit www.i-trax.com.

Safe Harbor Statement: This press release contains forward-looking statements that are based upon current expectations and assumptions, which involve a number of risks and uncertainties. Investors are cautioned that these statements may be affected by certain important factors, and consequently, actual operations and results may differ, possibly materially from those expressed in such statements. The important factors include, but are not limited to: the ability of I-trax and CHD Meridian Healthcare to integrate their businesses successfully; demand for the merged companies' products and services and the merged companies' ability to execute new service contracts; uncertainty of future profitability; general economic conditions; the risk associated with a significant concentration of revenue with a limited number of customers; the merged companies' ability to renew and maintain contracts with existing customers under existing terms; and acceptance of I-trax's population health management solutions by the marketplace. I-trax undertakes no obligation to update or revise any forward-looking statement. These and other risks pertaining to I-trax and CHD Meridian Healthcare are described in greater detail in I-trax's filings with the Securities and Exchange Commission.

                                      ####


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